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                                    Exhibit 5

VORYS, SATER, SEYMOUR AND PEASE


                                                                   (513)723-4000

                                                June 19, 1996

Board of Directors
Camco Financial Corporation
814 Wheeling Avenue
Cambridge, Ohio 43275

Gentlemen:

         We are familiar with the proceedings taken and proposed to be taken by Camco Financial Corporation ("Camco") in connection with the issuance and sale by Camco of up to 940,412 shares of its common stock, $1.00 par value (the "Shares"), in connection with Camco's acquisition of First Ashland Financial Corporation ("First Ashland").

         We have collaborated in the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by Camco with the Securities and Exchange Commission for registration of the Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary in order to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that Camco is a duly organized and legally existing corporation under the laws of the State of Delaware. Assuming compliance with applicable federal and state securities laws, we are also of the opinion that the Shares to be issued and sold by Camco in exchange for the outstanding shares of common stock of First Ashland, after the proposed amendment to Camco's certificate of incorporation providing for an increase in authorized shares of common stock, which is described in the Registration Statement, is effective, will be validly issued and outstanding, fully paid and non-assessable.

                                    Very truly yours,

                                    Vorys, Sater, Seymour and Pease